Exhibit 99.1


Sono-Tek Corporation Announces the MediCoat PSI, Peripheral Stent Coating System


Milton, NY, May 29, 2007 - Sono-Tek Corporation (OTC BB: SOTK), announced today the release of the MediCoat PSI. The MediCoat PSI offers the same cutting-edge precision stent coating features as the well established MediCoat DES systems used for coating cardiac stents. The new PSI model is ideal for coating large peripheral stents, and it is capable of coating, in one cycle, multiple stents up to a cumulative length of 8 inches.

MediCoat PSI incorporates Sono-Tek's proven MicroMist ultrasonic atomizing nozzle, and provides stent motion that assures complete coverage of large vascular stents.

Sono-Tek CEO and President, Dr. Christopher L. Coccio stated, "The MediCoat PSI, is a logical addition to the family of Sono-Tek stent coating systems. The application of applying drug/polymer coatings onto peripheral stents is in its infancy; however, several of the large stent manufacturers are pursuing this option. Many of these companies already use MediCoat DES systems from Sono-Tek to coat their cardiac stents. Providing them with solutions for use with peripheral stents is ideal for us. Our first system was recently sold and well received by the customer."

More information on the new SonoDry MediCoat PSI can be found at the following location on our website: http://www.sono-tek.com/biomedical/medicoat_psi.php, or by contacting Dr. Christopher L. Coccio at 845-795-2020.


Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.